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                                                                     Exhibit 5.1

                              Bingham McCutchen LLP
                               150 Federal Street
                           Boston, Massachusetts 02110

                                October 20, 2006

ActivBiotics, Inc.
110 Hartwell Ave
Lexington, Massachusetts 02421

Ladies and Gentlemen:

            We have acted as counsel for ActivBiotics, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 4,000,000 shares and up to an additional 600,000 shares which may be offered by the Company in order to cover over-allotments, if any, of common stock, par value $0.01 per share of the Company (the "Shares"), pursuant to a Registration Statement on Form S-1 (as amended, the "Registration Statement"), initially filed with the Securities and Exchange Commission on August 14, 2006.

            We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

            We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company and the underwriters named therein (the "Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement.

            This opinion is limited solely to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as in effect as of the date hereof.

            Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued and sold by the Company under the Underwriting Agreement have been duly authorized, and when delivered and paid for by the Underwriters (as such term is defined in the Underwriting Agreement) in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                                                     Very truly yours,



                                                     BINGHAM MCCUTCHEN LLP